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                             KARPUS MANAGEMENT, INC.
                       d/b/a KARPUS INVESTMENT MANAGEMENT
                         14 A Tobey Village Office Park
                            Pittsford, New York 14534
                                 (716) 586-4680

September 22, 2000

Dear Fellow Mentor Income Fund Shareholder:

MENTOR SHAREHOLDERS...SEIZE THE MOMENT TO MAXIMIZE VALUE!!

PLEASE HELP US INSTALL A MANAGEMENT TEAM AND BOARD THAT VOW TO WORK IN THE BEST INTEREST OF THE SHAREHOLDERS!

         We are writing once again to urge you to vote the BLUE proxy card regarding Mentor Income Fund's ("the Fund") September 27, 2000 Special Meeting. We are Karpus Investment Management ("Karpus") the largest beneficial owner of the Fund as of July 28, 2000 with 547,847 shares (4.64%). We are asking you to vote "FOR" proposal #1, approval of a new investment advisory agreement; "FOR" proposal #2 to elect Karpus' nominees to the Board; and "FOR" proposal #6 relating to other matters of business including adjournment of the meeting. Additionally, we ask you to vote "AGAINST" proposal #3 renaming the Fund, #4 certain other changes in the Articles of Incorporation and #5 ratification of the selection of the auditor on our BLUE proxy card.

CURRENT BOARD AND PROPOSED US BANK BOARD OWN ZERO SHARES!

         Not a single member of Mentor's current Board, the US Bank proposed Board, or current management owns a share of stock in the Fund. Yet, Karpus beneficially owns 547,847 shares or 4.64% and two of Karpus' proposed directors beneficially own 6,200 additional shares. "Even my mom owns shares! Who has the greater incentive to maximize shareholder value, us or them?" stated George Karpus.

CURRENT MANAGEMENT DOES NOT DISCUSS US BANK'S PERFORMANCE!

         Mentor's current management only discusses US Bank's size and experience without offering any information about US Bank's investment performance and rankings, which should be shareholders' primary consideration in selecting a new manager. Furthermore, Mentor accuses Karpus of self-interest, yet Mentor fails to disclose the dollar amount they will receive for selling the Investment Advisory contract to US Bank, a windfall of perhaps millions of dollars. Yes, Karpus has a self-interest, 547,847 shares worth of self-interest!

KARPUS HAS AN EXCELLENT FIXED INCOME TRACK RECORD!
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         Karpus, founded in 1986, manages approximately $450,000,000 in assets and has been ranked "A Worlds Best Money Manager" for U.S. Intermediate Duration Fixed Income according to Nelson Information's latest published information Nelson ranked Karpus:

         o    6th of 105 mangers for 40 quarters (10 years) ending 6/30/00

         o    2nd out of 164 for 20 quarters (5 years) ending 6/30/00

         o    3rd out of 183 for 12 quarters (3 years) ending 6/30/00

KARPUS WILL SEEK TO NARROW FUND DISCOUNT!

         If elected, the Karpus management will make recommendations to the Board to narrow the discount to net asset value at which the fund currently trades. As of September 14, 2000, Mentor was trading at approximately a 13% discount to the underlying value of the Fund's assets. Further, Karpus would manage the Fund on the same terms as the present contract, but Karpus proposes to base its fee on the lesser of net asset value or market value. Nothing in Mentor's proxy materials indicates either Mentor or US Bank intends to work to narrowing this discount to net asset value.

KARPUS NOMINATED DIRECTORS ARE A "WHO'S WHO" IN CLOSED-END FUNDS!

       Karpus' proposed nominees are a "Who's Who" in the closed end fund industry lead by Thomas J. Herzfeld whose investment advisory firm and brokerage firm specialize in closed end funds. Mentor's proposed directors are "House Directors" with five out of six of their "so called" independent directors receiving over $52,000 annually from the fund family for only a few days work per year. Do you think Mentor's "House Directors" would stand up to management on issues of importance to shareholders such as reducing management fees or open-ending the Fund in order to eliminate the discount to net asset value?

SUPPORT OUR INITIATIVE TO MAXIMIZE SHAREHOLDER VALUE, VOTE YOUR BLUE PROXY FOR #1, #2, & #6 and AGAINST #3, #4, & 5!

         Time is short, please sign, date and return your BLUE proxy card immediately! Remember only your latest dated proxy card counts. If you have already returned one of management's white proxy cards, you can still change your vote by simply signing, dating and returning the enclosed BLUE proxy. If you require assistance in registering your vote on the BLUE proxy card, please call Garland Associates at 212-866-0095.

Very truly yours,


George W. Karpus
President and C.E.O.

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INSERT SENT TO REGISTERED HOLDERS ONLY

                             KARPUS MANAGEMENT, INC.
                       d/b/a KARPUS INVESTMENT MANAGEMENT
                         14 A Tobey Village Office Park
                            Pittsford, New York 14534

September 22, 2000

Dear Fellow Mentor Income Fund Shareholder:

     Time is short, so please sign, date and return your BLUE proxy card immediately! If you have access to a fax machine, you can hasten the process by faxing this BLUE proxy directly back to us at 212-866-1599.

TO VOTE BY FAX:

1.   Read the proxy statement and have your completed proxy card at hand.

2.   Dial fax # 212-866-1599.

3.   Fax both the front and back sides of your BLUE proxy card.

     Thank you for your support on this important matter.

Very truly yours,

Karpus Investment Management